Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CYTOSORBENTS CORPORATION

CytoSorbents Corporation, a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: At the Effective Time (as defined below), each share of the Corporation’s common stock, $0.001 par value per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified and combined (without any further act) into a smaller number of shares such that each twenty (20) shares of Old Common Stock issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock, $0.001 par value per share, of the Corporation (the “New Common Stock”), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation (the “Reverse Stock Split”). The Board of Directors shall make provision for the issuance of that number of fractions of New Common Stock such that any fractional share of a holder otherwise resulting from the Reverse Stock Split shall be rounded up to the next whole number of shares of New Common Stock. Each stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock shall thereafter, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been combined, subject to the treatment of fractional shares as described above.”

SECOND: The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment shall be effective as of 12:01 AM Eastern Time on September 8, 2026 (the “Effective Time”).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name and on its behalf by its duly authorized officer this 3rd day of September, 2026.

CYTOSORBENTS CORPORATION

By:	/s/ Dr. Phillip P. Chan
Name:	Dr. Phillip P. Chan
Title:	Chief Executive Officer

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